Exhibit 99.2

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Bel Appoints Vincent Vellucci to Board of Directors

Former Arrow Electronics Executive Brings Extensive Sales and Marketing, and Strategic Planning Experience to Bel

JERSEY CITY, N.J.-- (Marketwired – October 27, 2016) -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) ("Bel" or "the Company") today announced that Vincent Vellucci, an accomplished industry veteran with over 40 years of experience at Arrow Electronics, has been appointed to the Board of Directors, effective October 26, 2016.

In his four decades with Arrow, including the last 20 years as an executive leader within some of Arrow's largest growing business units, Mr. Vellucci most recently served as President of Americas Components.  In this role, he was responsible for restructuring the Americas Electronics Components Division, and ultimately this business, under his watch became one of the most profitable business units in the Arrow organization.  Prior to this position, he served as Senior Vice President, Sales and he also held leadership positions in the emerging customer business unit, the military-aerospace business unit and in semiconductor marketing.  Over the span of his career he has been instrumental in various business transformation initiatives including mergers and acquisitions and strategic market analysis.

Daniel Bernstein, President and CEO, said, "We are very pleased to welcome a veteran leader such as Vinnie to the Board of Directors at Bel. His experience and knowledge in our industry should make him a valuable mentor for our sales and marketing teams as we continue to execute our growth plans for Bel and maximize the value of our business for our shareholders."

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

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Investor Contact: Darrow Associates: Peter Seltzberg, Managing Director 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@BelFuse.com